Exhibit 99.1
Youbet.com to Restate First and Second Quarter 2009 Results Due to Accrual Adjustments
Related to Youbet Advantage Program
Burbank, CA, September 8, 2009 — Youbet.com (NASDAQ: UBET) announced today that it intends to restate its financial statements for the interim periods ended March 31 and June 30, 2009 to correct an error in the Company’s calculation of accruals under its “Youbet Advantage” player incentive program. As a result, the historical financial statements for these periods should no longer be relied upon.
The error was identified by the Company during a review of the “Youbet Advantage” program in an effort to improve its efficiency. Specifically, the Company discovered that points in the program were not being automatically cancelled in accordance with terms and conditions of the program, and that members were able to redeem expired points for either credit against future wagers or merchandise, which resulted in an error in the calculation of accruals and related liabilities associated with the program. The Company expects that the effect of the restatement will consist of a non-cash charge reducing previously reported net income for the quarter ended March 31, 2009 and the six months ended June 30, 2009 of approximately $346,000, or $0.01 per basic and diluted share. The Company expects to make corresponding adjustments to increase previously reported current and total liabilities and decrease previously reported stockholders’ equity in the Company’s balance sheets as of March 31 and June 30, 2009.
In addition, based on information discovered by the Company in connection with its review of the “Youbet Advantage” program, the Company determined that it would need to revise its estimates of the par values of player rewards points issued in the program. As a result of this change in accounting estimates, the Company expects to take a one-time non-cash charge of approximately $550,000 in the third quarter of 2009, although the final amount of the charge could be lower as expected modifications to the program may reduce the cumulative point expense exposure.
“Over the last 18 months new management has embarked on a thorough review of all the company’s processes and procedures including an in-depth analysis of its loyalty program ‘Youbet Advantage,’” said David Goldberg, President and Chief Executive Officer of Youbet.com. “It is unfortunate that we have had to make adjustments to our accrual of rewards points due to these technical issues. We have already taken steps to ensure that expired points will be removed from accounts and that the appropriate modifications to our systems are implemented so that this type of error does not occur again.”
The Company is filing today amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2009 and June 30, 2009, which contain more detailed financial information regarding the restatement.
About Youbet.com, Inc.
Youbet.com, Inc. (NASDAQ: UBET) is a leading domestic online horse racing and horse betting site, the exclusive provider of live horse racing footage and racing results to ESPN.com and CBSSports.com and a leading supplier of totalizator systems to the pari-mutuel industry. Youbet’s website enables its customers to securely wager on horse races at over 150 racetracks each year worldwide from the convenience of their homes or other locations. Through its online platform, Youbet offers members real-time wagering, co-mingled track pools, conditional wagering capabilities, high quality live audio/video, up-to-the-minute track information, mobile wagering, race replay library, simultaneous X2 Video multi-race viewing capability and sophisticated ROI-based player analysis tools. In addition, through its United Tote totalizator systems subsidiary, Youbet provides hardware and software to its track partners, allowing them to process pari-mutuel wagers, issue and pay tickets, and calculate payoff odds.

Forward-Looking Statements
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include the timely development and market acceptance of new products and technologies; Youbet’s ability to achieve further cost reductions; Youbet’s assessment of strategic alternatives for United Tote, including a possible sale, as to which there can be no assurance of success; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be legal in jurisdictions where Youbet currently operates; the limitation, conditioning, or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; the adoption of future industry standards; the loss or retirement of key executives; Youbet’s ability to meet its liquidity requirements and maintain its financing arrangements; and general economic and market conditions; as well as the risks and uncertainties discussed in Youbet’s Form 10-K for the year ended December 31, 2008, and in Youbet’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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CONTACT:
Youbet.com, Inc.	Integrated Corporate Relations
Jeffrey Grosman	William Schmitt (Investors)
818.668.2384	203.682.8200